EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces

Death of Board Member Robert A. Stanger

             Natchez, MS (April 22, 2005) — Callon Petroleum Company (NYSE: CPE/CPE.PrA) announced today that Robert A. “Bob” Stanger, a member of its Board of Directors since the company went public in 1994, has passed away.

             “Bob has been instrumental in the success of our company over the past decade,” noted Board Chairman and CEO Fred L. Callon. “We are very saddened by his untimely death and offer our deepest, heartfelt sympathy to his family.”

             Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

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